EXHIBIT 8.2

SMITH, GAMBRELL & RUSSELL, LLP ATTORNEYS AT LAW
WASHINGTON, D.C. OFFICE ______ SUITE 800 1850 M STREET, N.W. WASHINGTON, D.C. 20036 TELEPHONE (202) 263-4300 FACSIMILE (202) 263-4329	SUITE 3100, PROMENADE II 1230 PEACHTREE STREET, N.E. ATLANTA, GEORGIA 30309-3592 TELEPHONE (404) 815-3500 FACSIMILE (404) 815-3509 website www.sgrlaw.com ______ ESTABLISHED 1893	FLORIDA OFFICE ______ SUITE 2600, BANK OF AMERICA TOWER 50 NORTH LAURA STREET JACKSONVILLE, FL 32202 TELEPHONE (904) 598-6100 FACSIMILE (904) 598-6300

September 12, 2005

First National Banc, Inc.

2509 Osborne Road

St. Marys, Georgia 31518

Re:	Merger of First National Banc, Inc. (“FNB”) with and into ABC Bancorp (“ABC”) pursuant to that certain Agreement and Plan of Merger dated as of June 30, 2005 (the “Merger Agreement”), by and among ABC, The First Bank of Brunswick (“FBB”), FNB, First National Bank, Orange Park, Florida (“FNB Orange Park”) and First National Bank, St. Marys, Georgia (“FNB St. Marys”)

Ladies and Gentlemen:

We have acted as counsel to FNB, a Georgia corporation, and FNB Orange Park and FNB St. Marys, national banks and wholly-owned subsidiaries of FNB, in connection with the merger of FNB with and into ABC, a Georgia corporation (the “Company Merger”), and the merger of FNB Orange Park and FNB St. Marys with and into FBB, a Georgia chartered bank and wholly owned subsidiary of ABC (the “Bank Merger,” the Company Merger and the Bank Merger being collectively referred to as the “Mergers”), pursuant to the terms of the Merger Agreement and as described in the ABC Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Registration Statement”). At your request, we are rendering our opinion concerning certain federal income tax consequences of the Company Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in Merger Agreement.

For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, and upon certain statements and representations made to us in certificates provided by officers of ABC and FNB, in each case without independent verification thereof. With the consent of ABC and FNB, we have relied on the accuracy and completeness of the statements and representations contained in the Merger Agreement and such certificates and have assumed that such certificates will be complete and

First National Banc, Inc.

September 12, 2005

accurate, and will be re-executed by appropriate officers of ABC and FNB, as of the Effective Time. We have assumed that any representation or statement qualified by “the best of knowledge” of the party making such representation or statement, or by any similar qualification, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We have also relied on the accuracy and completeness of the Proxy Statement-Prospectus of ABC included as part of the Registration Statement.

For purposes of this opinion, we have also assumed that:

(a) the shares of FNB Common Stock constitute capital assets in the hands of each holder thereof;

(b) the Company Merger will be consummated according to the Merger Agreement and as described in the Registration Statement, and will qualify as a statutory merger under applicable state law; and

(c) taking into account shares of FNB Common Stock exchanged for cash or other property in the Company Merger, holders of the outstanding shares of FNB Common Stock immediately prior to the Effective Time will receive in the Company Merger an amount of ABC Common Stock with a value as of the Effective Time equal to at least forty percent (40%) of the total value of all shares of FNB Common Stock.

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code:

(1) The Company Merger will constitute a reorganization under Code Section 368(a).

(2) Neither FNB nor ABC will recognize gain or loss as a consequence of the Company Merger.

(3) The exchange in the Company Merger of FNB Common Stock for ABC Common Stock (other than fractional shares deemed to be received in such exchange) and cash will give rise to the recognition of gain (but not loss) by the shareholders of FNB, to the extent of the cash received.

(4) The receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by ABC, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of ABC Common Stock surrendered.

(5) Subject to the conditions and limitations of Code Section 302, a holder of FNB Common Stock who exercises statutory dissenter’s rights in connection with the Company

First National Banc, Inc.

September 12, 2005

Merger generally will recognize gain or loss equal to the difference, if any, between such holder’s tax basis in the FNB Common Stock exchanged and the amount of cash received in exchange therefor.

(6) The aggregate tax basis of the ABC Common Stock received (including fractional shares deemed received and redeemed) by holders of FNB Common Stock in the Company Merger will be the same as the aggregate tax basis of the FNB Common Stock surrendered in exchange therefor, decreased by the total amount of cash received (other than cash received in lieu of a fractional share of ABC Common Stock) and increased by the amount of gain recognized.

(7) The holding period of the ABC Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange their FNB Common Stock for ABC Common Stock in the Company Merger will be the same as the holding period of the FNB Common Stock surrendered in exchange therefor.

(8) Unless the exchange is deemed to have the effect of the distribution of a dividend, any gain or loss recognized by a holder of FNB Common Stock as a result of the Company Merger will be capital gain or loss and will be long-term capital gain or loss if the shareholder’s FNB Common Stock has been held for more than one year at the Effective Time of the Company Merger.

The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of consideration contemplated by the Company Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

No opinion is expressed with respect to any of the following:

(i) The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

(ii) The state, local or foreign tax consequences of any aspect of the Company Merger; or

(iii) The federal income tax consequences of any aspect of the Company Merger to holders of FNB Common Stock who are subject to special tax treatment for federal income tax purposes, including among others, insurance companies, tax exempt entities and foreign persons, or to holders of warrants or options to purchase FNB Common Stock, if any, which are exchanged for or converted into options or warrants to acquire ABC Common Stock.

First National Banc, Inc.

September 12, 2005

The shareholders of FNB are entitled to rely on the opinions set forth herein for purposes of approving transactions contemplated by the Merger Agreement. Except as set forth in the preceding sentence, the opinions set forth herein are addressed only to, and may be relied upon only by, the addressee hereof, and only in connection with the transactions contemplated by the Merger Agreement, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with the prior written consent of this law firm.

We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Registration Statement. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, SMITH, GAMBRELL & RUSSELL, LLP

/s/ David W. Santi
David W. Santi Partner